UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, DC 20549-1004



                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



       Date of Report (Date of earliest event reported) February 13, 2005



                           GENERAL MOTORS CORPORATION
                           --------------------------
             (Exact Name of Registrant as Specified in its Charter)



         STATE OF DELAWARE                  1-143           38-0572515
         -----------------                  -----           ----------
     (State or other jurisdiction of     (Commission     (I.R.S. Employer
     Incorporation or Organization)      File Number)   Identification No.)

     300 Renaissance Center,                              48265-3000
     Detroit, Michigan                                     (Zip Code)
     ----------------------------------------------------------------------
                    (Address of Principal Executive Offices)



        Registrant's telephone number, including area code (313) 556-5000
                                                           --------------








================================================================================

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
    240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02.   TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

ITEM 8.01.   OTHER EVENTS


On February 13, 2005 General Motors Corporation ("GM") and Fiat S.p.A. ("Fiat") executed an Agreement to Liquidate Joint Ventures and Terminate Master Agreement, together with a Release of Claims, thereby resolving various disputes that had been outstanding between the parties during 2004, and allowing the parties to build a more constructive relationship in the future with fewer restrictions and obligations between them. Pursuant to the former agreement GM paid Fiat $1.3 billion on February 14, 2005, and has agreed to pay approximately $700 million upon termination of the joint ventures the parties had entered into in the past. The parties contemplate that the later payment will be made in approximately three months. The text of GM's press release regarding the execution of those agreements is as follows:


GM, Fiat Reach Settlement Agreement

Master Agreement Is Terminated

GM Preserves Diesel Engine Capability

Joint Cost Savings Expected to Continue

DETROIT - General Motors Corp (NYSE: GM) and Fiat S.p.A. (NYSE: FIA) today announced they have executed an agreement to terminate the Master Agreement between the companies and realign their industrial relationships. The boards of directors of both GM and Fiat have approved the settlement agreement.

GM will acquire certain strategic assets from Fiat to assure the future availability of a full range of diesel engines for vehicles produced by GM's global operations.

"GM and Fiat have agreed that it is in the best interest of their companies and shareholders to terminate the Master Agreement," said GM Chairman and Chief Executive Officer Rick Wagoner. "GM has derived significant benefits from its association with Fiat Auto, including the accelerated development of diesel engines, cost savings and the joint development of certain vehicle programs. With this settlement, our overall financial returns will have been favorable.

"We believe that we have reached a fair and equitable agreement that enables both companies to maintain a high level of synergy savings, but in a more focused approach that gives each of us more freedom to act in today's competitive environment," Wagoner said.

Under terms of the agreement, GM will pay Fiat (euro)1.55 billion to terminate the Master Agreement (including the put option) and to acquire an interest in key strategic diesel engine assets, and other important rights with respect to diesel engine technology and know-how. GM will return its 10 percent equity interest in Fiat Auto Holdings to Fiat S.p.A.

The most significant elements of the settlement agreement are as follows:
   - The Fiat-GM Powertrain (FGP) joint-venture company will be dissolved and GM will regain complete ownership of all GM assets originally contributed. During a transition period, FGP will continue to supply both companies so that their respective operations will not be disrupted;
   - GM will co-own with Fiat key powertrain intellectual property, including the SDE and JTD diesel engines and the M20-32 six-speed manual transmission;
   - GM will acquire a 50 percent interest in a new joint venture limited to operating the powertrain manufacturing plant in Bielsko-Biala, Poland, that currently produces the 1.3 liter SDE diesel engine;

   -  The GM-Fiat Worldwide Purchasing joint venture will be dissolved.
   - The companies will continue to generate joint cost savings in several key areas, including:
      o  Long-term agreements to supply each other with powertrains;
      o  Continued cooperative development of certain vehicle programs;
      o  Through Fiat's participation in GM's purchasing alliance program.

GM will take an after-tax charge to earnings of approximately US$840 million or $1.49 per fully diluted share.


                                      # # #




                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          GENERAL MOTORS CORPORATION
                                          --------------------------
                                          (Registrant)


Date:  February 17, 2005             By:  /s/PETER R. BIBLE
                                     ---  -----------------
                                          (Peter R. Bible,
                                           Chief Accounting Officer)